EXHIBIT 99.1

NEWS RELEASE

AURELIO RESOURCE CORPORATION

AURELIO EXPANDS COPPER ZONE WITH PROPERTY ACQUISITION FROM NEWMONT MINING.

NINETEEN NEW CLAIMS STAKED.

Littleton, February 7, 2007	07-02

Aurelio Resource Corporation (OTCBB: AULO) is pleased to announce that it has reached an agreement in principle with Newmont Mining Corporation to purchase two of its patented mineral claims. These claims, known as the Banner claim and the Australia claim, are adjacent to Aurelio’s 13 MAN claims in Arizona and allow Aurelio to further expand the Hill Copper Project, and its copper and zinc zone. Newmont has agreed to a purchase price of $100,000 U.S. and Aurelio agreed to give a 1% Net Smelter Returns Royalty on the patented claims as well as any properties Aurelio currently owns or acquires within a designated Area of Interest. In addition, Aurelio has given Newmont a Right of First Offer with respect to any option, joint venture, sale or any other disposition of property by Aurelio to a third party.

Aurelio has also acquired an extensive exploration file of the Courtland Gleeson Mining District, Cochise County, Arizona, where the Hill Copper Project is located including the logs and assay results of 274 holes, drilled by ten different companies between the 1950s to the late 1980s. These companies include Santa Fe Mining, Asarco Mining, Kennecott Copper, Union Oil, and Great Gray Resources. This database provides confirmation of Aurelio’s calculated mineral resources as well as identifies at least eight additional copper and zinc rich exploration targets within the company’s Hill Copper Project.

In addition, the company announces that it has staked 19 new unpatented claims around the initial 13 MAN claims, including the area between the recently purchased Courtland claims and the MAN claims. This is an important event for the company as it further consolidates its land position in the Hill Copper Project area. These new claims now provide for a contiguous area of patented and unpatented claims. Aurelio now owns a total of 32 unpatented claims in the Courtland area.

These events are significant to the company which is expanding its approximately 790 million pound of contained copper resource and is moving towards its goal of becoming a mid-tier copper (and zinc) producer.

On behalf of the Board of Directors

Aurelio Resource Corporation

Fred Warnaars, CEO	For more information please contact:
Diane Dudley
Investors Relations
Tel: 303-795-3030

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Legal Notice regarding Forward Looking Statements

Statements in this news release that are not historical are forward looking statements.  Forward looking statements in this news release include that we have reached an agreement to purchase 2 patented claims; that we can further expand the Hill Copper Project, and its copper and zinc zone; that data identifies at least eight additional copper and zinc rich exploration targets within the companies Hill Copper Project; and that our goal is becoming a mid-tier copper (and zinc) producer .

It is important to note that the Company's actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to close the agreed acquisitions; that we may not be able to keep our qualified personnel; that our estimates of copper resource are inaccurate; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration; that our applications to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that analysis of data cannot be done accurately and at depth; that results which we have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company's most recent 10-KSB and the Company's August 23, 2006 8-K announcing the Aurelio acquisition filed with the Securities and Exchange Commission.

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